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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                        Ribozyme Pharmaceuticals, Inc.
                        ------------------------------

                               (Name of Issuer)

                         Common Stock, $.01 Par Value

                        (Title of Class of Securities)

                                  76256710-5
                                (CUSIP Number)
                                      N/A
                                    -------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                Rule 13d-1(b)
          -----
            X   Rule 13d-1(c)
          -----
                Rule 13d-1(d)
          -----

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages
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CUSIP No. 76256710-5


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eli Lilly and Company
      35-0470950
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
                                                                Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Indiana

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            889,272

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             889,272

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      889,272
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO

------------------------------------------------------------------------------

                               Page 2 of 5 Pages
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Item 1(a).     Name of Issuer:

               Ribozyme Pharmaceuticals, Inc.


Item 1(b).     Address of Issuer's Principal
               Executive Offices:

               2950 Wilderness Place
               Boulder, Colorado 80301


Item 2(a).     Name of Person Filing:

               Eli Lilly and Company


Item 2(b).     Address of Principal Business
               Office or, if None, Residence:

               Lilly Corporate Center
               Indianapolis, IN 46285


Item 2(c).     Citizenship:

               Indiana


Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 Par Value


Item 2(e).     CUSIP Number:

               76256710-5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)-(j)     Not applicable

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

                               Page 3 of 5 Pages
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Item 4.        Ownership.

               (a)  Amount Beneficially Owned:

                    889,272

               (b)  Percent of Class:

                    5.8% (based on outstanding shares at January 5, 2001)

               (c)  Number of shares as to which the person has:

                    Sole voting power              889,272

                    Shared voting power            None

                    Sole dispositive power         889,272

                    Shared dispositive power       None


Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable


Item 8.        Identification and Classification of Members of the Group.

               Not applicable


Item 9.        Notice of Dissolution of Group.

               Not applicable

                               Page 4 of 5 Pages
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Item 10.       Certifications.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 ELI LILLY AND COMPANY



                                 By: /s/ Charles E. Golden
                                    -----------------------------------
                                    Charles E. Golden
                                    Executive Vice President and Chief Financial
                                    Officer
Date: February 8, 2001

                               Page 5 of 5 Pages